Exhibit 99.1

HCW Biologics Regains Compliance with Nasdaq Capital Market Requirements

Company in full compliance for continued listing

Miramar, FL – June 26, 2025 – HCW Biologics Inc. (“HCWB” or the “Company”) (NASDAQ: HCWB), a U.S.-based clinical-stage biopharmaceutical company focused on discovering and developing innovative immunotherapies to extend healthspan by targeting the link between chronic inflammation and disease, announced today that it has received notice from The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it has regained compliance with the Nasdaq Capital Market’s minimum stockholders’ equity requirement as required by Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”).

On June 24, 2025, HCWB received formal notice from Nasdaq confirming that the Company has satisfied the requirements of the Equity Rule. On May 13, 2025, the Company received formal notice from Nasdaq that the it regained compliance with the bid price requirement in Listing Rule 5550(a)(2), the public float requirement in Listing Rule 5550(a)(4), and the market value of publicly held shares requirement in Listing Rule 5550(a)(5). Therefore, the Company now meets all Nasdaq Capital Market listing requirements for continued listing, and these matters are closed.

About HCW Biologics:

HCW Biologics Inc. (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing proprietary immunotherapies to treat diseases promoted by chronic inflammation, especially age-related and senescence-associated diseases. The Company’s immunotherapeutics represent a new class of drug that it believes have the potential to fundamentally change the treatment of cancer and many other diseases and conditions that are promoted by chronic inflammation — and in doing so, improve patients’ quality of life and potentially extend longevity. Chronic inflammation, including inflammaging, is believed to be a significant contributing factor to senescence-associated diseases and conditions that diminish healthspan, including many types of cancer, autoimmune diseases, and neurodegenerative diseases, as well as many indications that impact quality-of-life that are not life-threatening. The Company’s lead product candidate, HCW9302, was developed using the Company’s legacy TOBI™ (Tissue factOr-Based fusIon) platform. The Company has created another drug discovery technology, the TRBC platform, which is not based on Tissue Factor. The TRBC platform has the capability to construct immunotherapeutics that not only activate and target immune responses but are also equipped with receptors that specifically target cancerous or infected cells. This platform is a versatile scaffold that enables the creation of multiple classes of immunotherapeutic compounds: Class I: Multi-Functional Immune Cell Stimulators; Class II: Second-Generation Immune Checkpoint Inhibitors; Class III: Multi-Specific Targeting Fusions and Enhanced Immune Cell Engagers. These novel immunotherapeutics can be used to treat a wide range of disease indications, including oncology, autoimmune diseases, and improving quality of life conditions. The Company has constructed over 50 molecules using the TRBC platform, including HCW11-002, HCW11-006, HCW11-018 and HCW11-027. Further preclinical evaluation studies are currently being conducted for these three molecules the Company has selected based on promising early data. The Company has two licensing programs in which it has licensed exclusive rights for some of its proprietary molecules. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Company Contact:

Rebecca Byam

CFO

HCW Biologics Inc.

rebeccabyam@hcwbiologics.com